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                                                                   EXHIBIT 99.01


            FLEXTRONICS ANNOUNCES PRICING OF PUBLIC STOCK OFFERING OF
                           20,000,000 ORDINARY SHARES

SINGAPORE, JANUARY 7, 2002 -- Flextronics International Ltd. (NASDAQ: FLEX) today announced the pricing of a public offering of 20,000,000 of its ordinary shares at a public offering price of $25.96 per share under its currently effective shelf registration. Banc of America Securities LLC is the underwriter for the offering. Flextronics has granted the underwriter a 30-day option to purchase up to an additional 3,000,000 ordinary shares to cover over-allotments, if any.

Flextronics intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, and strategic acquisitions or investments. .

A prospectus related to the offering may be obtained from Banc of America Securities LLC, 600 Montgomery Street, San Francisco, CA 94111.

ABOUT FLEXTRONICS

Headquartered in Singapore, Flextronics is a world-class Electronics Manufacturing Services (EMS) provider focused on delivering operational services to branded technology companies. With fiscal year 2001 revenues of USD$12 billion and approximately 70,000 employees, Flextronics is a major global operating company with design, engineering, manufacturing and logistics operations in 28 countries and four continents. This global presence allows for manufacturing excellence through a network of facilities situated in key markets and geographies that in turn provide its customers with the resources, technology and capacity to optimize their operations. Flextronics' ability to provide end-to-end operational services that includes innovative product design, manufacturing, IT expertise and logistics has established the Company as the top-tier EMS provider. For further information, please visit www.flextronics.com.

This communication does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.


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